Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

 FOR IMMEDIATE RELEASE

Stage Stores Reports May Sales

Provides Stock Repurchase Program Update

Announces Participation at Piper Jaffray Consumer Conference

-- Comparable Store Sales Increase 1.0% --

HOUSTON, TX, June 3, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the four-week period ended May 29, 2004 increased 39.4% to $90.6 million from $65.0 million in the prior year four-week period ended May 31, 2003. Comparable store sales increased 1.0% versus a decrease of 5.4% last year. The Company noted that the increase in total sales resulted primarily from the inclusion of the Peebles stores in this year's results, as well from the sales generated by the 18 net new stores that have been added subsequent to May of last year.

The Company further reported that its accessories, children's, cosmetics, footwear, junior sportswear, misses sportswear and special sizes departments led the way with comparable store sales increases during the month.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "During our first quarter conference call, we made reference to the fact that a key sales event in May had been negatively impacted by heavy rains and flooding conditions. With the onset of warmer and more seasonable weather in most of our market areas, we saw good strength in our business during the final 10 days of the period. As a result, despite the poor weather earlier in the month, we were able to achieve a 1.0% comparable store sales increase in May."

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Stage Stores Reports May Sales

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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2004	2003*	2004	2003
1st Quarter	4.5%	(6.8)%	$289.7	$198.0
May	1.0	(5.4)	90.6	65.0
Year-To-Date	3.7	(6.4)	380.3	263.0

*2003 actual results are restated to include Peebles' comparable store sales.

Stock Repurchase Program Update

The Company also reported that the initial $50.0 million portion of the Stock Repurchase Program announced on October 7, 2003 has been completed. The Company stated, however, that it would continue to repurchase its outstanding common stock from time to time under the Stock Repurchase Program using the proceeds that it receives from the exercise of employee stock options under its 2001 Equity Incentive Plan, including the tax benefits that will accrue to it from the exercise of these options.

Through June 2, 2004, the Company had repurchased 1,411,556 shares under this program, at an aggregate purchase price of approximately $51.3 million. As of that date, proceeds of approximately $15.9 million were available to the Company for stock repurchase.

Piper Jaffray Consumer Conference

The Company announced that management will make a presentation at the Piper Jaffray Consumer Conference on Thursday, June 10, 2004 at 8:30 a.m. Eastern Time. The conference is being held at the New York Palace Hotel in New York, New York.

A live webcast of the presentation will be available. To access the webcast, log on to the Company's web site at www.stagestoresinc.com and then click on Investor Relations, then Webcasts, then the webcast link. A replay of the presentation will be available for 30 days following the conference.

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Stage Stores Reports May Sales

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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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